Exhibit 99.3

FOR IMMEDIATE RELEASE

NEW YORK REIT APPOINTS JOE C. MCKINNEY TO BOARD OF DIRECTORS

Robert H. Burns Retires from the Board of Directors

NEW YORK, NY, January 30, 2017 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT), today announced that Joe C. McKinney has been appointed to the NYRT Board of Directors (the “Board”) as a new independent director, effective immediately. Mr. McKinney’s appointment follows the retirement of Robert H. Burns from the Board. Mr. Burns has served as an independent director since October 2009 and recently informed the Board of his intention to retire. Mr. Burns, age 87, has confirmed that his retirement did not involve any disagreement with the Company’s operations, policies or practices, nor with the Company’s management or the Board.

Mr. McKinney has been Vice-Chairman of Broadway National Bank (“Broadway”), a locally owned and operated San Antonio-based bank, since October 2002. He formerly served as Chairman of the Board of Directors and Chief Executive Officer of JPMorgan Chase Bank-San Antonio from November 1987 until his retirement in March 2002. With more than 43 years of experience, Mr. McKinney brings significant executive management, financial services and real estate expertise to the New York REIT Board as the Company focuses on executing its previously announced plan of liquidation.

“We are pleased to welcome Joe to the NYRT Board and are confident that his extensive financial background, executive leadership experience and real estate knowledge will be tremendous assets as we execute the plan of liquidation,” said Randolph C. Read, Chairman of the Board of Directors of NYRT. “We look forward to benefiting from his experience, judgement and fresh insights as we work to maximize value for all stockholders.”

“I am excited to join the NYRT Board and leverage my prior executive and board experience as we work to execute the Plan of Liquidation as quickly and efficiently as possible,” said Mr. McKinney. “New York REIT has an outstanding portfolio of high-quality assets and is in a position of strength as it moves through the liquidation process. I look forward to working closely with the Board and management team to deliver the best possible value to stockholders.”

“On behalf of the Board of Directors and management team, I want to express our sincere thanks to Bob for his many years of dedicated service to NYRT,” continued Mr. Read. “We have greatly benefitted from his counsel since our founding in 2009 and wish him the best in his retirement.”

“It has been a privilege to serve on the NYRT Board and I am proud of the Company’s accomplishments over the past eight years,” said Mr. Burns. “With the appointment of a new external advisor and stockholder approval of the plan of liquidation, I believe that now is the time to retire from the Board.”

About Joe C. McKinney

Joe C. McKinney, 70, has been Vice-Chairman of Broadway National Bank (“Broadway), a locally owned and operated San Antonio-based bank, since October 2002. He formerly served as Chairman of the Board of Directors and Chief Executive Officer of JPMorgan Chase Bank-San Antonio from November 1987 until his retirement in March 2002. Mr. McKinney has been an independent director of Luby’s Inc. (NYSE) since January 2003 and is Chairman of its Finance and Audit Committee and a member of its Nominating and Corporate Governance Committee and the Executive Committee. He is a director of Broadway National Bank and Broadway Bancshares, Inc. He was a director of USAA Real Estate Company from September 2004 through November 2016. He was a director of US Global Investor Funds from 2008 to 2015. He was a director of Prodigy Communications Corporation from January 2001 to November 2001, when the company was sold to SBC Communications, Inc., and served on its Special Shareholder Committee and Audit and Compensation Committee. Mr. McKinney graduated from Harvard University in 1969 with a Bachelor of Arts in Economics, and he graduated from the Wharton Graduate School of the University of Pennsylvania in 1973 with a Master of Business Administration in Finance.

About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT’s latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 9, 2016, and the Definitive Proxy Statement on Schedule 14A with respect to the plan of liquidation filed with the SEC on December 21, 2016, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Media:	Investors:
Jonathan Keehner	Michael A. Happel	Matthew Furbish
Mahmoud Siddig	CEO and President	Director, Investor
Joele Frank, Wilkinson Brimmer Katcher	New York REIT, Inc.	Relations
jkeehner@joelefrank.com	mhappel@nyrt.com	New York REIT, Inc.
msiddig@joelefrank.com	(212) 415-6500	(212) 415-6500
(212) 355-4449